Exhibit 10.2

EXECUTION COPY

settlement, Consulting and non-competition AGREEMENT

THIS SETTLEMENT, CONSULTING AND NON-COMPETITION AGREEMENT, dated as of July 25, 2018 (this “Agreement”), is made and entered into by and among Pilgrim Bank (the “Bank”), a Massachusetts-chartered co-operative bank, Pilgrim Bancshares, Inc., a Maryland corporation and stock holding company of the Bank (“Pilgrim”), Hometown Financial Group, Inc., a Massachusetts Corporation (“Hometown”) and Francis E. Campbell (“Executive”). References to the Bank, Pilgrim and Hometown collectively shall be the “Banking Entities” or individually, a “Banking Entity.”

WHEREAS, as of the date of this Agreement, Executive is the President and Chief Executive Officer of Pilgrim and the Bank and is a party to an employment agreement with the Bank dated October 10, 2014 (the “Employment Agreement”); and

WHEREAS, concurrently herewith, Hometown and Pilgrim have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which: (i) Hometown shall form a Maryland corporation (“Merger Sub”) as a wholly-owned subsidiary of Hometown; and (ii) Merger Sub shall merge with and into Pilgrim, with Pilgrim as the surviving corporation (the “Merger”); and

WHEREAS, as an inducement and a condition to enter into the Merger Agreement and as part of the transactions contemplated by the Merger Agreement, Executive has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1.      Retirement from Employment. Unless the parties hereto agree otherwise, Executive shall retire as an employee of Pilgrim and the Bank as of the Effective Time (the “Retirement Date”).

Section 2.      Employment Agreement. As of the Effective Time, the Employment Agreement shall terminate and shall have no further force or effect, provided, however, that Executive shall be entitled to the following benefits in lieu of any rights to any payments or benefits under the Employment Agreements:

(a)           Severance Benefits. In full satisfaction of the Bank’s obligations under Section 5 of the Employment Agreement, Executive shall be entitled to:

(i)	a cash lump sum payment equal to $587,746, payable by the Bank to Executive on the Retirement Date; and

(ii)	continued participation (including the continued participation of Executive’s spouse) in the Bank’s group medical and dental insurance plans in effect as of the Effective Time, at no cost to Executive, for three years (or, if earlier, until Executive receives substantially similar coverage from another employer), commencing immediately following Executive’s Retirement Date. Notwithstanding the foregoing, if the Bank (or any affiliate of, or successor to, the Bank) cannot provide such continued coverage set forth in this subparagraph (ii) because Executive is no longer an employee of the Bank, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s Retirement Date or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. In addition, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), Executive’s cash payment in lieu of the continued health and dental coverage as required by this Agreement shall be payable at the same time the related premium payments would have been paid by the Bank and will be payable for the duration of the applicable coverage period.

(b)       Accrued Obligations. For the avoidance of doubt, the payment of the severance benefits set forth in Section 2(a) shall not release any Banking Entity, as applicable, to pay or provide Executive with his Accrued Obligations. “Accrued Obligations” means: (i) any accrued but unpaid wages earned up to Executive’s Retirement Date; (ii) payment of any vested benefits under tax-qualified and non-qualified plans of Pilgrim or the Bank, including any benefits that become vested or payable as a result of the Merger; (iii) obligations regarding accelerated vesting and/or the cash payment in lieu of equity awards under any equity awards granted by Pilgrim to Executive and that are outstanding immediately prior to the Effective Time; (iv) the payment of the Merger Consideration with respect to Executive’s common stock of Pilgrim as contemplated by the Merger Agreement; and (v) rights to indemnification under applicable corporate law, the organization documents of Pilgrim or the Bank, as an insured under any director’s and officer’s liability policy or pursuant to the Merger Agreement.

Section 3.       Consultant.

(a)           Consulting Period. Executive shall be available to provide Services (as defined below) for a period of up to six (6) months immediately following Executive’s Retirement Date (the “Consulting Period”).

(b)          Services. During the Consulting Period, Executive shall provide general advisory services if reasonably requested by the Chief Executive Officer of Hometown in connection with the integration of Hometown and Pilgrim, including transitioning client and customer relationships (the “Services”). During the Consulting Period, Executive shall provide the Services at such times and in such locations as shall be mutually agreed between the parties.

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(c)           Remuneration.

(i)       Consulting Fees. Executive shall be paid $150 per hour for Services rendered during the Consulting Period (the “Consulting Fees”). The Consulting Fees shall be payable monthly in arrears over the Consulting Period. Executive shall be responsible for substantiating the number of hours worked each month in accordance with the applicable policies and procedures of the Bank or Hometown, as applicable.

(ii)       Expenses. The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.

(d)           Sole Consideration. Except as specifically provided in this Agreement, Executive shall be entitled to no compensation or benefits from the Bank or its affiliates with respect to the Services, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Bank or its affiliates.

(e)           Status as a Non-Employee. The Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of the Bank or its affiliates. Executive acknowledges that he is and shall be solely responsible for the payment of all federal, state, and local taxes that are required by applicable laws or regulations to be paid with respect to his Consulting Fees.

(f)            Termination of Consulting Period. Either the Bank or Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 10  days’ advance written notice of such termination. In the event of such termination, the Bank shall be obligated to pay Executive any unpaid Consulting Fees for Services rendered through the date of termination, with such payment to be made no later than 30 days thereafter.

Section 4.      Restrictive Covenants.

(a)           Noncompetition. For a period of 12 months following Executive’s Retirement Date (the “Restricted Period”), Executive shall not, without the prior written consent of the Bank, either directly or indirectly in any capacity, including but not limited to, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser, or co-worker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) within 25 miles of any location in which the Bank has a branch or business office immediately prior to the Effective Time. For purposes of this Agreement, “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Bank engages, including, but not limited to, the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services; provided that it shall not be a violation of this provision for Executive to have a less than 2.5% ownership interest in any such institution or holding company as a passive investor.

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(b)          Nonsolicitation of Employees. During the Restricted Period, Executive shall not either directly or indirectly, induce or attempt to induce any employee or independent contractor of any Banking Entity or any of its affiliates to terminate his or her employment or engagement with any Banking Entity or its affiliates.

(c)           Nonsolicitation of Customers. During the Restricted Period, Executive shall not solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of any Banking Entity or any affiliate to terminate an existing business or commercial relationship with the Banking Entity or any affiliate.

(d)           Confidential Information. Executive covenants and agrees to keep strictly confidential and not to reveal to any person any Confidential Information of any nature concerning the Banking Entities, or any of their affiliates. For this purpose, the term “Confidential Information” means any information and data, including intangible, electronic or other form, of the Banking Entities identified as confidential or proprietary or is or would be understood to be confidential by the nature of the information, and includes, but is not limited to, any information relating to the Banking Entities, and their affiliates and/or any third party with which any Banking Entity is engaging or has engaged in business transactions, all forms and types of financial and business information, tax information and analyses, processes, formulae, inventions, ideas, know-how, studies, findings, software, research and development (in whatever stage), business plans or strategies, methods of doing business, sales or marketing methods, customer information, including “Nonpublic Personal Information” as that term is used in the Gramm-Leach-Bliley Act of 1999 and implementing regulations and guidelines issued thereunder, employee information, loan and deposit information, financing plans, forecasts and supplier information, as well as any and all reports, analyses, compilations, memoranda, notes, studies or other documents or records or electronic media that contain or otherwise reflect or are generated from Confidential Information.

Confidential Information does not include information that: (i) is in the public domain or thereafter enters the public domain through no wrongful act or omission of Executive or the Banking Entities; (ii) is already known by Executive at the time of disclosure and such information is not otherwise subject to confidentiality obligations; (iii) is received from a third party who, to Executive’s knowledge, may disclose such information without violation of any confidentiality obligation; or (iv) is independently developed by Executive without reference to Confidential Information. This obligation shall survive the expiration or termination of Executive’s obligations under this Agreement.

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Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of any Banking Entity. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to any Banking Entity related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

(e)           Prior Notice Required. Executive hereby agrees that prior to accepting employment or any other service engagement with any other person or entity during the Restricted Period, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the Chief Executive Officer of Hometown.

(f)           Cooperation. Executive shall: (i) furnish such information and assistance to the Banking Entities and their affiliates, as may reasonably be requested with respect to any matter, project, initiative, or effort for which Executive is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by Pilgrim and the Bank; (ii) cooperate with any Banking Entity and its affiliates during the course of all third-party proceedings arising out of the businesses of Pilgrim and the Bank about which Executive has knowledge or information; and (iii) cooperate with the Banking Entities and their affiliates in connection with a valuation of Executive’s agreement to refrain from taking certain actions as provided for under this Agreement.

(g)           Consideration. In consideration of the covenants set forth in this Section 4, the Bank shall pay Executive a cash lump sum payment of $300,000 (the “Non-Compete Payment”), which shall be payable on Executive’s Retirement Date.

Section 5.      Acknowledgment. Executive agrees and acknowledges that: (i)  this Agreement is ancillary to the Merger Agreement; (ii) the provisions hereof are reasonable and necessary to protect the legitimate business interests of the Banking Entities and their respective affiliates from and after the Effective Time; (iii) the breach of this Agreement by Executive will result in irreparable harm to Hometown; and (iv) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 4 or any Banking Entity’s enforcement thereof.

Section 6.      Remedies. In the event of a breach or threatened breach by Executive of Section 4, Executive hereby consents and agrees that the Banking Entities shall be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction in accordance with Section 7(d). The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief (including, without limitation, recoupment or clawback of the Non-Compete Payment). If any of the covenants set forth in Section 4 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

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Section 7.      Miscellaneous.

(a)           Non-Assignability. This Agreement may not be assigned by Executive.

(b)           Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective successors of each Banking Entity and permitted assigns of the parties hereto.

(c)           Entire Agreement. This Agreement, along with the Merger Agreement, contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(d)           Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the parties hereto (i) consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section 7(d), however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)          Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Banking Entities

Hometown Financial Group, Inc.

36 Main Street

P.O. Box 351

6

Easthampton, Massachusetts 01027

Attention:        Matthew S. Sosik, President and CEO

If to Executive:    At the most recent address listed in the Bank’s records.

(f)           Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(g)          Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

(h)          Tax Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)           Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Executive within two months after the dispute is settled or resolved in Executive’s favor.

(j)            409A. The intent of the parties hereto is that payments and benefits provided to Executive under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“409A”), as this Agreement does not provide for the deferral of any compensation as determined pursuant to 409A.

(k)           Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Merger Agreement except as otherwise expressly provided in this Agreement.

Section 8.      Effective Date. This Agreement shall be effective as of the Effective Time. In the event the Merger Agreement is terminated by the parties thereto without the transactions contemplated thereby having been consummated, this Agreement shall be deemed null and void ab initio.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PILGRIM BANK

By:	/s/ Steven T. Golden
Name:	Steven T. Golden
Title:	Vice Chairman

PILGRIM BANCSHARES, INC.

By:	/s/ Steven T. Golden
Name:	Steven T. Golden
Title:	Vice Chairman

HOMETOWN FINANCIAL GROUP, INC.

By:	/s/ Matthew S. Sosik
Name:	Matthew S. Sosik
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Francis E. Campbell
Francis E. Campbell

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